April 24, 2025

VIA ELECTRONIC TRANSMISSION

Securities & Exchange Commission
Public Filing Desk
100 F Street, N.E.
Washington, D.C. 20549

Re: Monetta Trust, File Nos. 033-54822; 811-07360

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 42 to the Monetta Trust’s Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 60 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

If you have any questions, please contact Andrew Davalla at (216) 566-5706.

Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP